UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20429
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2021
CARTER BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	001-39731	85-3365661
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)
1300 Kings Mountain Road, Martinsville, Virginia 24112
(Address of Principal Executive Offices) (Zip Code)
(276) 656-1776
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	CARE	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01.    OTHER EVENTS.

Carter Bankshares, Inc. Issues Statement Regarding Lawsuit Filed in WV by WV Governor Justice and Related Entities

In order to provide further clarity and in response to the lawsuit that has been filed, Carter Bankshares, Inc. is providing additional information relating to the lawsuit filed in the Federal District Court for the Southern District of West Virginia on Memorial Day, May 31, 2021 (the “Lawsuit”) by West Virginia Governor James C. Justice, II, his wife Cathy Justice, his son James C. Justice, III and various related entities that he and/or they own and control (the “Justice Entities”) against Carter Bank & Trust (“Carter Bank”) and its directors. Various Justice Entities have been customers of Carter Bank for many years. Beginning approximately five years ago, Carter Bank began to reduce its credit exposure to the Justice Entities and repeatedly informed the Justice Entities of the bank’s goal of reducing its credit exposure to the Justice Entities. During the ensuing years and from time to time as matters arose, Carter Bank worked cooperatively with the Justice Entities in restructuring and/or extending various of these loans. In addition, on more than a half dozen occasions, the Justice Entities executed, in connection with such restructurings and/or extensions, agreements reaffirming the legality, validity and binding nature in accordance with their respective terms of their loan obligations to Carter Bank and releasing Carter Bank from any and all claims and causes of action the Justice Entities might have. The most recent of these release and reaffirmation agreements was executed less than a year ago.

The allegations in the Lawsuit regarding negotiations between the parties are false and misleading. Banks have an obligation to their shareholders and the financial system to collect in full all amounts that are due and owing to them. Carter Bank is no different from any other bank in this regard. As with all its customers, Carter Bank expects to be repaid by the Justice Entities all amounts due and owing in full in a timely manner as agreed-upon in the various loan documents existing between the parties. Carter Bank believes that it is fully secured on all loans it has outstanding to the Justice Entities. All those loans are also backed by personal guarantees from James C. Justice, II and his wife, Cathy Justice. A number of them are also backed by personal guarantees from James C. Justice, III, Mr. Justice’s son.

It is no coincidence that the Lawsuit was filed on Memorial Day, May 31, 2021, the day before the loans of two of the Justice Entities matured in full in accordance with their terms and were due to be repaid in full to Carter Bank. Carter Bank firmly believes that the Lawsuit reflects an effort by the Justice Entities to avoid repayment of their obligations in accordance with the agreed-upon terms in the various loan documents existing between the parties. Carter Bank will vigorously defend all claims asserted in the Lawsuit and expects to collect in full all amounts due and owing to it from the Justice Entities.

Important Note Regarding Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to the Company’s financial condition, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting the Company and its future business and operations, and specifically including information related to Carter Bank’s loans to the Justice Entities and the Lawsuit. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements. For a discussion of factors that could affect our business and financial results, see the “Risk Factors” outlined in our periodic and current report filings with the Securities and Exchange Commission. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER BANKSHARES, INC.
(Registrant)

Date: June 7, 2021	By:	/s/ Litz H. Van Dyke
	Name:	Litz H. Van Dyke
	Title:	Chief Executive Officer